EX-FILING FEES

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Inter & Co, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price			Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	—	—	—	—		—		—			—		—
Fees Previously Paid	Equity	Class A common shares, par value US$0.0000025	Other	238,333,480	(3)	—	US$	3,216,763,927.00	(4)	US$	0.0000927	US$	298,194.02
	Total Offering Amounts											US$	298,194.02
	Total Fees Previously Paid											US$	298,194.02
	Total Fee Offsets												—
	Net Fee Due											US$	0.00

(1)	The securities being offered hereby will be initially issued in the form of Brazilian Depositary Shares of the registrant, referred to as Inter Platform BDRs. Each Inter Platform BDR represents one Class A common shares, par value US$0.0000025 of Inter Platform, Inc., referred to as Inter Platform Class A Common Shares. The Inter Platform BDRs will be issuable upon deposit of Inter Platform Class A Common Shares with Banco Bradesco S.A., acting as the depositary.
(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional Inter Platform Class A Common Shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3)	Represents the previously estimated maximum number of Class A common shares, US$0.0000025 par value, of the registrant issuable upon completion of the Proposed Transaction and is the product of (a) (i) 473,075,810 issued and outstanding shares of common stock of Banco Inter S.A. plus (ii) 919,766,682 issued and outstanding shares of preferred stock of Banco Inter, including shares of common stock and shares of preferred stock held through units consisting of one common share and two preferred shares of Banco Inter but excluding shares of Banco Inter held by HoldFin and SoftBank plus (iii) 37,158,390 shares of Banco Inter issuable pursuant to stock option plans, and (b) 0.16666666667, which is the exchange ratio under the Proposed Transaction. At the time the fees were originally paid, the exchange ratio was 0.33333333333. The Exchange Ratio was altered due to a reverse stock split of shares issued by HoldFin. The amount registered was reduced to reflect this change of the exchange ratio pursuant to Rule 416(b). This change in the exchange ratio does not affect the amount of fees payable. The amount to be registered includes the Class A Common Shares to be held by the depositary of the Brazilian Depositary Receipts to be issued by the registrant as part of the consideration in the Proposed Transaction.

(4)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (a) the product of (x) US$2.20 (the average of the high and low prices of Banco Inter common stock as reported on B3 (as defined below) on October 29, 2021, calculated at the exchange rate of Brazilian reais per U.S. dollar of R$5.6430 (as reported by the Brazilian Central Bank on October 29, 2021) times (y) the number of outstanding common shares of Banco Inter (including common shares held through units) plus common stock issuable pursuant to Banco Inter’s stock option plan, plus (b) the product of (x) US$2.28 (the average of the high and low prices of Banco Inter preferred stock as reported on B3 on October 29, 2021, calculated at the exchange rate of Brazilian reais per U.S. dollar of R$5.6430 (as reported by the Brazilian Central Bank on October 29, 2021)) times (y) the number of outstanding preferred stock of Banco Inter (including preferred stock held through units) plus preferred stock issuable pursuant to Banco Inter’s stock option plan.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

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